PRESS RELEASE
COMCAST REPORTS 2nd QUARTER 2025 RESULTS
PHILADELPHIA - July 31, 2025… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2025.
“We delivered solid financial results in the second quarter, growing Adjusted EPS by 3% and generating $4.5 billion of free cash flow, while continuing to invest in our growth businesses and returning $2.9 billion to shareholders," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "Importantly, we're pleased with the early progress we are seeing with our go-to-market pivot in residential broadband. In addition, our wireless business had its best quarter ever, adding 378,000 lines, further demonstrating our competitive advantage in convergence. And we continued to deliver strong performance in Business Services, where we grew revenue and Adjusted EBITDA by mid-single digits. In Content and Experiences, revenue grew 6% led by Theme Parks, with the successful opening of Epic Universe, which is having a positive impact on our overall Universal Orlando Resort. Peacock continues to differentiate itself with premium content and one of the most robust line-ups of live sports among streaming platforms, and we're excited to build on that leadership with the addition of NBA coverage this fall. With our strategic focus, world-class assets, and disciplined capital allocation, we are well-positioned for the future and confident in our path forward."

($ in millions, except per share data)
	2nd Quarter
Consolidated Results	2025	2024	Change

Revenue	$30,313	$29,688	2.1%
Net Income Attributable to Comcast	$11,123	$3,929	183.1%
Adjusted Net Income[1]	$4,653	$4,735	(1.7%)
Adjusted EBITDA[2]	$10,283	$10,171	1.1%
Earnings per Share[3]	$2.98	$1.00	197.7%
Adjusted Earnings per Share[1]	$1.25	$1.21	3.3%
Net Cash Provided by Operating Activities	$7,815	$4,724	65.4%
Free Cash Flow[4]	$4,501	$1,338	NM

NM=comparison not meaningful.
For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
2nd Quarter 2025 Highlights:
•Consolidated Adjusted EBITDA Increased 1.1% to $10.3 Billion; Adjusted EPS Increased 3.3% to $1.25; Generated Free Cash Flow of $4.5 Billion
•Returned $2.9 Billion to Shareholders Through a Combination of $1.2 Billion in Dividend Payments and $1.7 Billion in Share Repurchases, Reducing Shares Outstanding by 5% Compared to the Prior Year Period
•At Connectivity & Platforms, Connectivity Revenue Increased 5.4% to $11.5 Billion, Reflecting Growth in Domestic Broadband, Domestic Wireless, International Connectivity and Business Services Connectivity
•Pivoted Our Go-to-Market Strategy and Tactics, Including the Launch of New, National Internet Plans with Everyday Pricing (EDP) and Everything Included; a 5-Year Internet Price Guarantee; a Free Xfinity Unlimited Mobile Line Included for 1-Year; and a New Premium Unlimited Wireless Plan That Delivers Gigabit Speeds, Upgraded Features, and Significant Savings
•Domestic Wireless Customer Line Net Additions Were 378,000, the Best Quarterly Result on Record; Reached 14% Penetration of Our Domestic Residential Broadband Customers with a Total of 8.5 Million Lines
•Media EBITDA Increased 9.3% to $1.5 Billion, Driven by Peacock. Peacock Revenue Increased 18% to $1.2 Billion; Peacock EBITDA Losses of $101 Million Improved by $247 Million Compared to the Prior Year Period

•How to Train Your Dragon Debuted in June and Grossed Over $600 Million in Worldwide Box Office Year-to-Date, Pushing the Franchise's Cumulative Total Past $2 Billion; Jurassic World Rebirth Premiered in July as the Next Installment in the $6 Billion Film Series and Opened to Strong Worldwide Box Office Results
•Celebrated the Grand Opening of Epic Universe on May 22nd, Welcoming Thousands of Visitors to the Park's Five Immersive Worlds and Earning Strong Positive Guest Reactions; Universal Horror Unleashed Opens August 14th in Las Vegas, Expanding Our Parks Footprint with a Year-Round, Horror-Themed Entertainment Experience

2nd Quarter Consolidated Financial Results
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Revenue increased 2.1% compared to the prior year period. Net Income Attributable to Comcast was $11.1 billion, including a $9.4 billion gain from the sale of our interest in Hulu, compared to $3.9 billion in the prior year period. Adjusted Net Income decreased 1.7%. Adjusted EBITDA increased 1.1%.

Earnings per Share (EPS) increased to $2.98, compared to $1.00 in the prior year period. Adjusted EPS increased 3.3% to $1.25.

Capital Expenditures decreased 1.7% to $2.7 billion. Connectivity & Platforms’ capital expenditures increased 3.4% to $1.9 billion, primarily reflecting higher spending on customer premise equipment and line extensions. Content & Experiences' capital expenditures decreased 13.1% to $734 million, as we opened Epic Universe in Orlando on May 22, 2025.

Net Cash Provided by Operating Activities was $7.8 billion. Free Cash Flow was $4.5 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 49.3 million of its shares for $1.7 billion, resulting in a total return of capital to shareholders of $2.9 billion.

Connectivity & Platforms

($ in millions)				Constant Currency Change[6]
	2nd Quarter
	2025	2024	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,814	$17,824	(0.1%)	(1.2%)
Business Services Connectivity	2,575	2,421	6.3%	6.3%
Total Connectivity & Platforms Revenue	$20,389	$20,245	0.7%	(0.4%)

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$7,082	$7,103	(0.3%)	(0.8%)
Business Services Connectivity	1,444	1,380	4.6%	4.7%
Total Connectivity & Platforms Adjusted EBITDA	$8,526	$8,483	0.5%	0.1%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	39.8%	39.9%	(10) bps	20 bps
Business Services Connectivity	56.1%	57.0%	(90) bps	(80) bps
Total Connectivity & Platforms Adjusted EBITDA Margin	41.8%	41.9%	(10) bps	20 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue and Adjusted EBITDA for Connectivity & Platforms were consistent with the prior year period. Adjusted EBITDA margin was 41.8%.

(in thousands)			Net Additions / (Losses)

			2nd Quarter
	2Q25	2Q24	2025	2024
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	30,746	31,426	(223)	(128)
International Residential Connectivity & Platforms Customer Relationships	17,698	17,638	(102)	(144)
Business Services Connectivity Customer Relationships[5]	2,713	2,632	(24)	(3)
Total Connectivity & Platforms Customer Relationships	51,156	51,696	(349)	(275)

Domestic Broadband
Residential Customers	28,989	29,583	(201)	(110)
Business Customers[5]	2,551	2,485	(25)	(10)
Total Domestic Broadband Customers	31,540	32,068	(226)	(120)

Total Domestic Wireless Lines	8,527	7,199	378	322

Total Domestic Video Customers	11,771	13,199	(325)	(419)

Total Customer Relationships for Connectivity & Platforms decreased by 349,000 to 51.2 million, primarily reflecting decreases in Residential Connectivity & Platforms customer relationships. Total domestic broadband customer net losses were 226,000, total domestic wireless line net additions were 378,000 and total domestic video customer net losses were 325,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[6]
	2nd Quarter
	2025	2024	Change

Revenue
Domestic Broadband	$6,530	$6,429	1.6%	1.6%
Domestic Wireless	1,195	1,019	17.3%	17.3%
International Connectivity	1,219	1,056	15.4%	9.3%
Total Residential Connectivity	8,945	8,505	5.2%	4.4%
Video	6,722	7,013	(4.2%)	(5.7%)
Advertising	935	993	(5.8%)	(7.7%)
Other	1,213	1,313	(7.6%)	(9.0%)
Total Revenue	$17,814	$17,824	(0.1%)	(1.2%)

Operating Expenses
Programming	$3,998	$4,248	(5.9%)	(7.4%)
Non-Programming	6,734	6,472	4.1%	2.3%
Total Operating Expenses	$10,733	$10,721	0.1%	(1.6%)

Adjusted EBITDA	$7,082	$7,103	(0.3%)	(0.8%)
Adjusted EBITDA Margin	39.8%	39.9%	(10) bps	20 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.
Beginning in the first quarter of 2025, commission revenue from the sale of certain direct to consumer (“DTC”) streaming services and revenue related to certain equipment are presented in video revenue. Previously, these amounts were presented in domestic broadband and international connectivity. Prior periods have been reclassified to reflect the current year presentation.

Revenue for Residential Connectivity & Platforms was consistent with the prior year period but decreased when excluding the impact of foreign currency, driven by decreases in video, other and advertising revenue, offset by increases in domestic wireless, international connectivity and domestic broadband revenue. Domestic broadband revenue increased due to higher average rates, partially offset by a decline in the number of domestic broadband customers. Domestic wireless revenue increased primarily due to an increase in the number of customer lines and device sales. International connectivity revenue increased due to increases in broadband revenue from higher average rates and in wireless revenue, reflecting higher sales of wireless services, which includes the positive impact of foreign currency. Video revenue decreased due to a decline in the number of video customers, partially offset by an overall increase in average rates and the positive impact of foreign currency. Advertising revenue decreased due to lower domestic nonpolitical and political advertising and lower international advertising, partially offset by the positive impact of foreign currency. Other revenue decreased primarily due to lower residential wireline voice revenue, driven by a decline in the number of customers.

Adjusted EBITDA for Residential Connectivity & Platforms was consistent with the prior year period reflecting lower revenue mostly offset by lower operating expenses when excluding the impact of foreign currency. Programming expenses decreased primarily due to a decline in the number of domestic video customers, partially offset by rate increases under our domestic programming contracts, an increase in programming expenses for our international sports networks and the impact of foreign currency. Non-programming expenses increased primarily due to an increase in direct product costs mainly due to higher mobile device sales, as well as higher marketing and promotion costs driven by our new broadband and mobile offers introduced in April 2025, as well as the impact of foreign currency. Adjusted EBITDA margin was 39.8%.

Business Services Connectivity

($ in millions)				Constant Currency Change[6]
	2nd Quarter
	2025	2024	Change

Revenue	$2,575	$2,421	6.3%	6.3%
Operating Expenses	1,131	1,041	8.6%	8.5%
Adjusted EBITDA	$1,444	$1,380	4.6%	4.7%
Adjusted EBITDA Margin	56.1%	57.0%	(90) bps	(80) bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Business Services Connectivity increased due to an increase in revenue from enterprise solutions offerings, including the results from a recent acquisition, and an increase in revenue from small business customers driven by an increase in average rates due to higher adoption of our suite of advanced services.

Adjusted EBITDA for Business Services Connectivity increased due to higher revenue, partially offset by higher operating expenses. The increase in operating expenses was primarily due to increases in direct product costs, which include the results from a recent acquisition. Adjusted EBITDA margin was 56.1%.

Content & Experiences

($ in millions)
	2nd Quarter
	2025	2024	Change
Content & Experiences Revenue
Media	$6,440	$6,324	1.8%
Studios	2,432	2,253	8.0%
Theme Parks	2,349	1,975	18.9%
Headquarters & Other	9	10	(9.5%)
Eliminations	(606)	(505)	(20.0%)
Total Content & Experiences Revenue	$10,625	$10,057	5.6%

Content & Experiences Adjusted EBITDA
Media	$1,482	$1,356	9.3%
Studios	85	124	(31.0%)
Theme Parks	658	632	4.1%
Headquarters & Other	(263)	(198)	(32.4%)
Eliminations	56	36	54.8%
Total Content & Experiences Adjusted EBITDA	$2,019	$1,949	3.6%

Revenue for Content & Experiences increased compared to the prior year period driven by Theme Parks, Studios and Media. Adjusted EBITDA for Content & Experiences increased primarily due to growth in Media and Theme Parks, partially offset by a decline in Studios.

Media

($ in millions)
	2nd Quarter
	2025	2024	Change
Revenue
Domestic Advertising	$1,848	$1,991	(7.2%)
Domestic Distribution	2,812	2,764	1.7%
International Networks	1,266	1,102	14.9%
Other	514	467	10.1%
Total Revenue	$6,440	$6,324	1.8%
Operating Expenses	4,958	4,968	(0.2%)
Adjusted EBITDA	$1,482	$1,356	9.3%

Revenue for Media increased primarily due to higher international networks and domestic distribution revenue, partially offset by lower domestic advertising revenue. Domestic advertising revenue decreased primarily due to lower revenue at our networks, partially offset by an increase in revenue at Peacock. Domestic distribution revenue increased primarily due to higher revenue at Peacock, partially offset by lower revenue at our networks. International networks revenue increased primarily due to an increase in revenue associated with the distribution of sports networks and the positive impact of foreign currency.

Adjusted EBITDA for Media increased due to higher revenue and consistent operating expenses. The consistent operating expenses were primarily due to decreases in programming and production costs, offset by an increase in marketing and promotion expenses, each primarily related to Peacock. Media results include $1.2 billion of revenue and an Adjusted EBITDA7 loss of $101 million related to Peacock, compared to $1.0 billion of revenue and an Adjusted EBITDA7 loss of $348 million in the prior year period.

Studios

($ in millions)
	2nd Quarter
	2025	2024	Change
Revenue
Content Licensing	$1,805	$1,714	5.3%
Theatrical	284	237	20.0%
Other	343	302	13.5%
Total Revenue	$2,432	$2,253	8.0%
Operating Expenses	2,347	2,130	10.2%
Adjusted EBITDA	$85	$124	(31.0%)

Revenue for Studios increased primarily due to higher content licensing and theatrical revenue. Content licensing revenue increased primarily due to the timing of when content was made available by our television studios, partially offset by the timing of when content was made available by our film studios. Theatrical revenue increased primarily due to the successful performance of recent releases, including How to Train Your Dragon.

Adjusted EBITDA for Studios decreased due to higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily driven by higher programming and production expenses, mainly due to higher costs associated with content licensing sales, and higher marketing and promotion expenses due to increased spending on recent and upcoming theatrical film releases.

Theme Parks

($ in millions)
	2nd Quarter
	2025	2024	Change

Revenue	$2,349	$1,975	18.9%
Operating Expenses	1,691	1,343	25.9%
Adjusted EBITDA	$658	$632	4.1%

Revenue for Theme Parks increased due to higher revenue at domestic theme parks, including the successful opening of Epic Universe, and international theme parks, which include the positive impact from foreign currency.

Adjusted EBITDA for Theme Parks increased, reflecting higher revenue, which more than offset higher operating expenses. The increase in operating expenses was primarily due to operating costs associated with Epic Universe.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the second quarter was $263 million, compared to a loss of $198 million in the prior year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $606 million, compared to $505 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $56 million, compared to a benefit of $36 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	2nd Quarter
	2025	2024	Change
Corporate & Other
Revenue	$708	$706	0.3%
Operating Expenses	990	966	2.5%
Adjusted EBITDA	($282)	($260)	(8.3%)

Eliminations
Revenue	($1,410)	($1,320)	6.8%
Operating Expenses	(1,430)	(1,320)	8.4%
Adjusted EBITDA	$20	($1)	NM

NM=comparison not meaningful.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; our Sky-branded video services and television networks in Germany; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo. Corporate & Other Adjusted EBITDA decreased primarily reflecting a decrease at Spectacor and higher costs related to corporate functions.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.4 billion, compared to $1.3 billion in the prior year period, and Adjusted EBITDA eliminations were a benefit of $20 million compared to a loss of $1 million in the prior year period.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Beginning in the second quarter of 2025, Business Services Connectivity customer relationships and Domestic Broadband Business customers include connections from the acquisition of Nitel and other conforming changes, resulting in an increase of 124,000 Business Services Connectivity customer relationships and an increase of 123,000 domestic broadband business customers as of April 1, 2025. Because these adjustments were made as of April 1, 2025, they are not reflected in prior period customer metrics or in net additions / (losses) in prior and current year periods.
6Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
7Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are presented on a consistent basis with the respective segments and disaggregated in accordance with GAAP.
Numerical information is presented on a rounded basis using actual amounts, unless otherwise noted. The change in Peacock paid subscribers is calculated using rounded paid subscriber amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, July 31, 2025, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available today, July 31, 2025, starting at 11:30 a.m. ET on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2025	2024	2025	2024
Revenue	$30,313	$29,688	$60,199	$59,746

Costs and expenses
Programming and production	7,576	7,961	15,991	16,784
Marketing and promotion	2,168	1,922	4,239	3,940
Other operating and administrative	10,422	9,630	20,314	19,487
Depreciation	2,349	2,153	4,580	4,328
Amortization	1,805	1,387	3,423	2,762
	24,320	23,053	48,548	47,301

Operating income	5,992	6,635	11,650	12,445

Interest expense	(1,105)	(1,026)	(2,155)	(2,028)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(29)	(444)	(222)	(286)
Realized and unrealized gains (losses) on equity securities, net	136	(89)	112	(141)
Other income (loss), net	9,652	99	9,754	290
	9,760	(434)	9,644	(137)

Income before income taxes	14,647	5,175	19,139	10,280

Income tax expense	(3,603)	(1,336)	(4,799)	(2,663)

Net income	11,044	3,839	14,340	7,616

Less: Net income (loss) attributable to noncontrolling interests	(79)	(89)	(158)	(169)

Net income attributable to Comcast Corporation	$11,123	$3,929	$14,498	$7,785

Diluted earnings per common share attributable to Comcast Corporation shareholders	$2.98	$1.00	$3.86	$1.97

Diluted weighted-average number of common shares	3,727	3,920	3,756	3,956

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(in millions)	June 30,
	2025	2024

OPERATING ACTIVITIES
Net income	$14,340	$7,616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,003	7,091
Share-based compensation	703	689
Noncash interest expense (income), net	253	218
Net (gain) loss on investment activity and other	(9,390)	391
Deferred income taxes	2,556	240
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	1,023	750
Film and television costs, net	188	23
Accounts payable and accrued expenses related to trade creditors	34	(648)
Other operating assets and liabilities	(1,602)	(3,798)

Net cash provided by operating activities	16,109	12,572

INVESTING ACTIVITIES
Capital expenditures	(4,930)	(5,354)
Cash paid for intangible assets	(1,257)	(1,341)
Construction of Universal Beijing Resort	(3)	(109)
Acquisitions, net of cash acquired	(1,279)	—
Proceeds from sales of businesses and investments	659	557
Purchases of investments	(1,132)	(706)
Other	39	73

Net cash (used in) investing activities	(7,903)	(6,879)

FINANCING ACTIVITIES
Proceeds from borrowings	2,494	3,266
Repurchases and repayments of debt	(1,856)	(1,911)
Repurchases of common stock under repurchase program and employee plans	(4,066)	(4,930)
Dividends paid	(2,462)	(2,418)
Other	9	175

Net cash (used in) financing activities	(5,881)	(5,817)

Impact of foreign currency on cash, cash equivalents and restricted cash	46	(17)

Increase (decrease) in cash, cash equivalents and restricted cash	2,371	(141)

Cash, cash equivalents and restricted cash, beginning of period	7,377	6,282

Cash, cash equivalents and restricted cash, end of period	$9,748	$6,141

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30,	December 31,
	2025	2024
ASSETS

Current Assets
Cash and cash equivalents	$9,687	$7,322
Receivables, net	13,040	13,661
Other current assets	6,309	5,817
Total current assets	29,036	26,801

Film and television costs	12,640	12,541

Investments	8,463	8,647

Property and equipment, net	64,025	62,548

Goodwill	61,812	58,209

Franchise rights	59,365	59,365

Other intangible assets, net	24,612	25,599

Other noncurrent assets, net	13,897	12,501

	$273,850	$266,211

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,826	$11,321
Deferred revenue	4,031	3,507
Accrued expenses and other current liabilities	10,215	10,679
Current portion of debt	5,720	4,907
Advance on sale of investment	—	9,167
Total current liabilities	31,792	39,581

Noncurrent portion of debt	95,808	94,186

Deferred income taxes	27,692	25,227

Other noncurrent liabilities	21,100	20,942

Redeemable noncontrolling interests	231	237

Equity
Comcast Corporation shareholders' equity	96,851	85,560
Noncontrolling interests	376	477
Total equity	97,228	86,038

	$273,850	$266,211

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2025	2024	2025	2024
Net income attributable to Comcast Corporation	$11,123	$3,929	$14,498	$7,785
Net income (loss) attributable to noncontrolling interests	(79)	(89)	(158)	(169)
Income tax expense	3,603	1,336	4,799	2,663
Interest expense	1,105	1,026	2,155	2,028
Investment and other (income) loss, net	(9,760)	434	(9,644)	137
Depreciation	2,349	2,153	4,580	4,328
Amortization	1,805	1,387	3,423	2,762
Adjustments (1)	137	(3)	162	(9)
Adjusted EBITDA	$10,283	$10,171	$19,815	$19,526

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2025	2024	2025	2024
Net cash provided by operating activities	$7,815	$4,724	$16,109	$12,572
Capital expenditures	(2,679)	(2,724)	(4,930)	(5,354)
Cash paid for capitalized software and other intangible assets	(636)	(662)	(1,257)	(1,341)
Free Cash Flow	$4,501	$1,338	$9,921	$5,877

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2025	2024	2025	2024
Adjusted EBITDA	$10,283	$10,171	$19,815	$19,526
Capital expenditures	(2,679)	(2,724)	(4,930)	(5,354)
Cash paid for capitalized software and other intangible assets	(636)	(662)	(1,257)	(1,341)
Cash interest expense	(1,129)	(1,082)	(1,803)	(1,813)
Cash taxes	(1,685)	(4,219)	(2,085)	(4,568)
Changes in operating assets and liabilities	22	(585)	(614)	(1,526)
Noncash share-based compensation	321	316	703	689
Other (2)	3	123	93	264
Free Cash Flow	$4,501	$1,338	$9,921	$5,877

(1)	Adjusted EBITDA excludes transaction and transaction-related costs associated with the proposed spin-off of Versant, as well as other operating and administrative expenses related to our investment portfolio. Transaction costs are incremental costs directly related to effectuating the proposed spin-off and primarily include legal, audit and advisory fees as well as legal entity separation costs. Transaction-related costs are incremental costs incurred in anticipation of the separation, including costs that reflect strategic decisions about how the standalone Versant business will be structured or operated, which may be different than if it remained part of Comcast. Transaction-related costs primarily include certain spin-related employee compensation, severance and retention bonuses; IT separation and implementation costs; and other one-time costs.

	Three Months Ended June 30,		Six Months Ended June 30,

	2025	2024	2025	2024
Transaction-related costs	$75	$—	$77	$—
Transaction costs	36	—	55	—
Costs related to our investment portfolio	26	(3)	29	(9)
Total	$137	($3)	$162	($9)

(2)
2nd quarter and year to date 2025 includes adjustments of $(110) and $(132) million, respectively, of transaction and transaction-related costs associated with the proposed spin-off of Versant and $(26) and $(29) million, respectively, of other operating and administrative expenses related to our investment portfolio, as these amounts are excluded from Adjusted EBITDA. 2nd quarter and year to date 2024 includes adjustments of $3 and $9 million, respectively, of other operating and administrative expenses related to our investment portfolio, as these amounts are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,

	2025		2024		2025		2024
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$11,123	$2.98	$3,929	$1.00	$14,498	$3.86	$7,785	$1.97
Change	183.1%	197.7%			86.2%	96.2%

Amortization of acquisition-related intangible assets (1)	622	0.17	433	0.11	1,228	0.33	870	0.22
Investments (2)	(96)	(0.03)	373	0.10	36	0.01	250	0.06
Items affecting period-over-period comparability:
Gain related to investment(3)	(7,072)	(1.90)	—	—	(7,072)	(1.88)	—	—
Tax benefit from internal corporate reorganization (4)	(177)	(0.05)	—	—	(177)	(0.05)	—	—
Long-lived asset impairments(5)	155	0.04	—	—	155	0.04	—	—
Transaction-related costs(6)	66	0.02	—	—	67	0.02	—	—
Transaction costs(7)	31	0.01	—	—	49	0.01	—	—

Adjusted Net income and Adjusted EPS	$4,653	$1.25	$4,735	$1.21	$8,784	$2.34	$8,906	$2.25
Change	(1.7%)	3.3%			(1.4%)	3.9%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Amortization of acquisition-related intangible assets before income taxes	$810	$563	$1,600	$1,133
Amortization of acquisition-related intangible assets, net of tax	$622	$433	$1,228	$870
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Realized and unrealized (gains) losses on equity securities, net	($136)	$89	($112)	$141
Equity in net (income) losses of investees, net and other	8	403	156	189
Investments before income taxes	(128)	493	44	329
Investments, net of tax	($96)	$373	$36	$250

(3)2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes a $9.4 billion pre-tax gain in other income (loss), net, $7.1 billion net of tax, related to the sale of our interest in Hulu.
(4)2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes a $177 million income tax benefit due to an internal corporate reorganization.
(5)2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes $155 million of long-lived asset impairments.
(6)2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes $75 and $77 million, $66 and $67 million net of tax, respectively, of transaction-related costs related to the proposed spin-off of Versant. Transaction-related costs are incremental costs incurred in anticipation of the separation, including costs that reflect strategic decisions about how the standalone Versant business will be structured or operated, which may be different than if it remained part of Comcast. Transaction-related costs primarily include certain spin-related employee compensation, severance and retention bonuses; IT separation and implementation costs; and other one-time costs.
(7)2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes $36 and $55 million, $31 and $49 million net of tax, respectively, of transaction costs related to the proposed spin-off of Versant. Transaction costs are incremental costs directly related to effectuating the proposed spin-off and primarily include legal, audit and advisory fees, and legal entity separation costs.

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,824	$216	$18,040	$35,692	$173	$35,865
Business Services Connectivity	2,421	1	2,422	4,829	1	4,830
Total Connectivity & Platforms Revenue	$20,245	$217	$20,462	$40,521	$174	$40,695

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$7,103	$33	$7,136	$13,955	$32	$13,986
Business Services Connectivity	1,380	—	1,380	2,746	—	2,746
Total Connectivity & Platforms Adjusted EBITDA	$8,483	$33	$8,516	$16,701	$31	$16,732

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	39.9%	(30) bps	39.6%	39.1%	(10) bps	39.0%
Business Services Connectivity	57.0%	(10) bps	56.9%	56.9%	(10) bps	56.8%
Total Connectivity & Platforms Adjusted EBITDA Margin	41.9%	(30) bps	41.6%	41.2%	(10) bps	41.1%

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,429	$—	$6,429	$12,875	$—	$12,875
Domestic wireless	1,019	—	1,019	1,991	—	1,991
International connectivity	1,056	59	1,116	2,090	50	2,140
Total residential connectivity	$8,505	$59	$8,564	$16,956	$50	$17,006
Video	7,013	117	7,130	14,117	90	14,208
Advertising	993	20	1,013	1,944	16	1,960
Other	1,313	19	1,333	2,675	16	2,691
Total Revenue	$17,824	$216	$18,040	$35,692	$173	$35,865

Operating Expenses
Programming	$4,248	$69	$4,317	$8,654	$52	$8,706
Non-Programming	6,472	114	6,586	13,083	90	13,173
Total Operating Expenses	$10,721	$183	$10,903	$21,737	$142	$21,879

Adjusted EBITDA	$7,103	$33	$7,136	$13,955	$32	$13,986
Adjusted EBITDA Margin	39.9%	(30) bps	39.6%	39.1%	(10) bps	39.0%